DATED November 27, 2017
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-217029
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES I, 2.000% NOTES DUE 2019

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series I, 2.000% Notes Due 2019
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date:	November 27, 2017
Settlement Date (Original Issue Date):	November 29, 2017
Maturity Date:	November 29, 2019
Principal Amount:	$600,000,000
Price to Public (Issue Price):	99.904%
Dealers’ Commission:	0.150% (15.0 basis points)
All-in-price:	99.754%
Pricing Benchmark:	UST 1.500% Notes due October 31, 2019
UST Spot (Yield):	1.749%
Spread to Benchmark:	+ 30 basis points (0.300%)
Yield to Maturity:	2.049%
Net Proceeds to Issuer:	$598,524,000
Coupon:	2.000%
Interest Payment Dates:	Interest will be paid semi-annually on the 29th of May and November of each year, commencing May 29, 2018 and ending on the Maturity Date
Redemption:	The notes may be redeemed at the option of Caterpillar Financial Services Corporation prior to the stated maturity date. See “Other Provisions—Optional Redemption” below.
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Citigroup Global Markets Inc. (23.33%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.34%)
MUFG Securities Americas Inc. (23.33%)
Co-Managers:	ANZ Securities, Inc. (2.00%)
BNP Paribas Securities Corp. (2.00%)
BNY Mellon Capital Markets, LLC (2.00%)
Commerz Markets LLC (2.00%)
HSBC Securities (USA) Inc. (2.00%)
Itau BBA USA Securities, Inc. (2.00%)
KBC Securities USA LLC (2.00%)
Loop Capital Markets LLC (2.00%)
Mizuho Securities USA LLC (2.00%)
RBC Capital Markets, LLC (2.00%)
Scotia Capital (USA) Inc. (2.00%)
Standard Chartered Bank (2.00%)
TD Securities (USA) LLC (2.00%)
U.S. Bancorp Investments, Inc. (2.00%)
Wells Fargo Securities, LLC (2.00%)
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
Billing and Delivery Agent:	MUFG Securities Americas Inc.
CUSIP:	14913Q2F5
Other Provisions:
Optional Redemption

The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:
•    100% of the principal amount of the notes to be redeemed; or
•    the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 5 basis points, in each case, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.
“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes.
“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if, after seeking at least five Reference Treasury Dealer Quotations and excluding the highest and lowest Reference Treasury Dealer Quotations, the Independent Investment Banker obtains fewer than five such Reference Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means any Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or a Primary Treasury Dealer appointed by MUFG Securities Americas Inc. and any of their respective successors and assigns, as appointed by us, or, if any of the foregoing is unwilling or unable to select the Comparable Treasury Issue, a nationally recognized investment banking institution which is a Primary Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (1) any of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or a Primary Treasury Dealer appointed by MUFG Securities Americas Inc. and any of their respective successors and assigns, as appointed by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer (a “Primary Treasury Dealer”), we will substitute for such dealer another Primary Treasury Dealer, and (2) any other nationally recognized Primary Treasury Dealer selected by the Independent Investment Banker and acceptable to us.
 “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York, New York time, on the third Business Day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (or, if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
Holders of the notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes of a series are to be redeemed, the trustee will select the particular notes of such series or portions thereof for redemption from the outstanding notes of such series not previously called, pro rata or by lot, or in such other manner as we shall direct.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-132 or MUFG Securities Americas Inc. toll free at (877) 649-6848.

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